SPRINT INTERNET SALES AFFILIATE PROGRAM AGREEMENT

This Agreement contains the complete terms and conditions that apply to an individual or entity's participation in the Sprint Internet Sales Affiliate Program (the "Program"). By registering for and participating in the Program, you agree to be bound by the terms of this Agreement. If you do not agree to the terms of this Agreement, do not register for or participate in the Program, or, if you are already a Sprint Internet Sales Affiliate, immediately terminate all uses of Sprint's marks and any links to Sprint's website.

As used in this Agreement, "We, Us, Our, or Sprint" means Sprint Communications Company L.P. and its subsidiaries and corporate affiliates, and "You or Your" means the applicant and if accepted into the Program, they will be know as an "Internet Sales Affiliate". "Site" means a World Wide Web site and, depending on the context refers any Sprint-related Site (including but not limited to "http://www.sprint.com/">www.sprint.com, "http://www.sprintpcs.com/">www.sprintpcs.com , "http://www.sprintbiz.com/">www.sprintbiz.com) or to the site that you will link to it ("Your site").

1. Enrollment

To enroll, you must submit a complete application via our web site. We will evaluate your application in good faith and will notify you of your acceptance or rejection in a timely manner. We may reject Your application if we determine (at our sole discretion) that Your site is unsuitable for us for any reason, including, but not limited to, inclusion of content that:

a. Promote sexually explicit materials
b. Promote violence
c. Promote discrimination based on race, sex, religion, nationality, disability, sexual orientation, or age
d. Promote illegal activities
e. Include "Sprint" or variations or misspellings in their domain names
f. Otherwise violate intellectual property rights
g. Have traffic of less than 1000 unique visitors per month
h. Otherwise are considered offensive in our sole discretion

If we reject your application, you are welcome to reapply to the Sprint Affiliate Program at any time.

Once you are accepted into the Program, you will be able to participate in the Program subject to all of the terms and conditions of this Agreement. You should also note that if you are accepted to participate in the Program and Your site is determined at a later time (in our sole discretion) to be unsuitable for the Program, we may terminate this Agreement.

2. Sprint's Obligations

2.1 Commissions
Sprint Internet Sales Affiliates will earn commissions on all telecommunications products/services purchased from Sprint by customers who were referred to a Sprint related Site (via the Links provided as part of the Program) by the Internet Sales Affiliate (such customers referred to as an"Internet Sales Affiliate Customer" or "Customer"). Internet Sales Affiliate Customers must purchase online in order for the Internet Sales Affiliate to receive a credit for a sale and the resulting commission.

You will earn commissions based on the price of our products/services actually purchased and paid for by your Internet Sales Affiliate customer. Due to the unique nature of the telecommunications industry and associated regulatory requirements, sales will be termed as "Completed Orders" only after verification, credit check, or other criteria have been completed on the account. Products returned or services cancelled within 90 days from date of purchase will be considered returns and associated commissions will be deducted from your account. The commission schedule (subject to change) will be a one-time bounty payment (as listed) on the following products:

$15 Bounty: Sprint PCS Service Plan

$10 Bounty:

Residential Domestic Long Distance Service Plan
Residential International Long Distance Service Plan

Commission rates for sales of future products/services will be announced, as future products/services become available.

2.2 Availability of Required Links
We will make available to you banner advertisements, button links or text links, containing the Authorized Marks (as defined below) and pictures or words identifying and promoting Sprint and its products and services, and tagged with a unique code assigned to you (individually a "Link", collectively the "Links"). You agree to abide by Sprint's guidelines and policies on Authorized Mark and Web Sites. We reserve the right to update the Links from time to time. Internet Sales Affiliates will post one or more of the Links only to the domain name or names authorized by us and only as specified by us without any changes in context, appearance, design, format or specification. The Internet Sales Affiliate will remove any outdated Link immediately upon our request. We may update these guidelines at any time without prior notice to Internet Sales Affiliate and You will update immediately according to any revisions to our guidelines. To permit accurate tracking, reporting, and commission accrual, you must ensure that the Link(s) between Your site and our Site are properly formatted.

2.3 Order Processing
Sprint is responsible for all aspects of order processing and fulfillment, including order entry, payment processing, shipping, cancellations, returns and related customer service, for our services and products placed by Internet Sales Affiliate customers who follow the Links from Internet Sales Affiliate's web site. Those customers are deemed to be and you agree that they are customers of Sprint and not customers of the Internet Sales Affiliate with respect to the sale of our telecommunications products and services. The Internet Sales Affiliate has no right to information that we have regarding these customers. All of our rules, operating procedures and policies regarding customers, including product availability, pricing and problem resolution, apply to any orders received through this Program. We may change those rules, procedures and policies ("Policies") at any time without prior notice to Internet Sales Affiliate. We do not authorize the Internet Sales Affiliate to make and we are not responsible for any representations made by Internet Sales Affiliate that conflict with the Policies. We reserve the right to reject any order for any reason.

2.4. Payment
We will pay you earned commissions on a calendar quarterly basis. Such commissions will be sent by check via first class mail within 45 days following the end of each calendar quarter during which commissions were earned. Payment will include the commissions earned on our products/services that were purchased and paid for during the prior calendar quarter, less any taxes or credits that we are required by law to withhold.

Commission payments will be adjusted downwards if we give an Internet Sales Affiliate customer a credit or if we determine that a purchase by an Internet Sales Affiliate customer was made fraudulently. This includes, but is not limited to, the use of stolen credit cards used by Internet Sales Affiliate customers, general charge-backs, and any other instances that cause us to credit a customer's account.

2.5. Reports of Sales
On an ongoing basis, we will provide Internet Sales Affiliate reports accessible through a password protected portion of our Site. These reporting statistics are subject to change upon the sole discretion of Sprint.

We are not responsible for discrepancies in tracking usage or Internet Sales Affiliate customers caused by the use of "cookie" technology. Users who disable the use of cookies within their web browsers and are subsequently not accounted for in Internet Sales Affiliate reports are deemed to be direct customers of Sprint. Such customers will not be included in Internet Sales Affiliate reports and will not contribute to the commissions generated under the Program.

2.6. Policies and Pricing
Internet Sales Affiliate customers who buy our products/services through the Program will be deemed to be our customers. Accordingly, all Sprint rules, policies, and operating procedures concerning Sprint customer orders, customer service, programs and product sales will apply to those customers. We may change our policies and operating procedures at any time. In addition, products, product prices, and availability may vary from time to time. You agree to direct Customers to Sprint for inquired relating to Sprint issues.

2.7. Limited License
We grant you a nonexclusive, non-transferable revocable right to use our banners, buttons, and/or hypertext links and to access our Site through such Link for which we grant express permission, solely for the purpose of generating product sales. You may not modify these banner ads in any way. We reserve all of our rights in the ads, any other images, our trade names, servicemarks, and trademarks, and all other intellectual property rights. We may revoke Your license at any time. You are permitted to use these images, logos, and Links only to the extent they are presented to you and you are not permitted to use them in any other fashion or any other location or placement without Sprint's prior written approval.

3. Responsibility for Your Site

You will be solely responsible for the development, operation, maintenance and expenses of Your site and for all materials that appear on Your site. This includes the technical operation of Your site and all related equipment. You must ensure that materials posted on Your site do not violate or infringe upon the rights of any third party (including, for example, copyrights, trademarks, privacy, or other personal or proprietary rights) and that they are not libelous or otherwise illegal.

We disclaim all liability for these matters. Further, you will indemnify, defend and hold us harmless from all claims, damages, and expenses (including, without limitation, reasonable attorneys' fees) relating to the development, operation, maintenance, and contents of Your site, or relating to any representation or breach made by you under this Agreement.

You agree that the: (i) Sprint diamond logo and (ii) Sprint PCS trademark (the "Authorized Marks") are proprietary to Sprint and nothing in this Agreement constitutes the grant of a general license for their use. You acquire no right, title, or interest in the Authorized Marks or the goodwill associated with the Authorized Marks due to its use of the Authorized Marks, other than the right to use the Authorized Marks under this Agreement. You may not alter, modify or change the Authorized Marks in any way and you agree not to use the same in any manner that is disparaging or that otherwise portrays Sprint in a negative light. In accepting this Agreement, you acknowledge Sprint's ownership of the Authorized Marks, the goodwill connected therewith and the validity of the Authorized Marks. You agree not to attack the Authorized Marks, nor assist anyone in attacking them. You further agree not to make any application to register the Authorized Marks, nor to use any confusingly similar trademark, service mark, trade name or derivation, including a universal resource locator ("URL"), domain name or email address embodying the term "Sprint" during and after expiration or termination of this Agreement.

You agree to use the banners provided by us and you also agree to not modify or resize them in any way. You also grant to us a non-exclusive, non transferable right and license to use your name, trademarks and logos to advertise and promote this Program, and you hereby agree to indemnify, defend and hold us harmless against any claims, losses, damages or costs (including reasonable attorneys' fees) which arise out of or are based on any claim that our use of your name, trademark or logos infringe any intellectual property rights or other proprietary right of any third party.

You are not permitted to extend permission to use any of the Links or any of the Authorized Marks to any third party without our prior written approval. You agree not to permit such use without our prior written approval.

Upon termination of this Agreement all of your rights to use the Marks, banners supplied by us and Links will automatically expire and you must immediately discontinue the use of the Marks, banners supplied by Us or otherwise created for use related to this Agreement.

4. Term of the Agreement

The term of this Agreement will begin upon our acceptance of your application. This Agreement will end when terminated by either party. Either you or we may terminate this Agreement at any time, with or without cause. You are only eligible to earn commissions occurring during the term of this Agreement. We may withhold your final payment for a reasonable time to ensure that the correct amount is paid.

5. Modification

We may modify any of the terms and conditions contained in this Agreement, at any time and in our sole discretion, by posting a change notice or a new agreement on our site. Modifications may include, but are not restricted to, changes in the commission schedule, payment procedures, and Program rules.

IF ANY MODIFICATION OF THIS AGREEMENT IS UNACCEPTABLE TO YOU, YOUR ONLY RECOURSE IS TO TERMINATE THIS AGREEMENT. YOUR CONTINUED PARTICIPATION IN THE PROGRAM FOLLOWING OUR POSTING OF AN ADDITION(S) OR AMENDMENT(S) IN THIS AGREEMENT WILL CONSTITUTE BINDING ACCEPTANCE OF THE ADDITION(S) AND/OR AMENDMENT(S).

6. Relationship of Parties

You and we are independent contractors, and nothing in this Agreement will create any joint venture, agency, franchise, sales representative, or employment relationship between the parties. You will have no authority to make or accept any offers or representations on our behalf. You will not make any statement, whether on Your site or otherwise, that reasonably would contradict anything in this section.

7. Limitation of Liability

We will not be liable for indirect, special, or consequential damages (or any loss of revenue, profits, or data) arising in connection with this Agreement or the Program, even if We have been advised of the possibility of such damages. Further, our aggregate liability arising with respect to this Agreement and the Program will not exceed the total commissions paid or payable to You under this Agreement. This section survives termination of this Agreement.

8. Disclaimers

We make no warranties or representations, whether express or implied, with respect to the Internet Sales Affiliate Program, any Sprint Site or its content, any product or items sold through any Sprint Site, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose or non-infringement, or any implied warranties arising out of a course of performance, course of dealing, or trade usage. In addition, we make no representations or warranties that the operation of and Sprint Site will be uninterrupted or error-free, or that any Site or server that makes it available are free from viruses or other harmful components, and you agree that we will not be liable for the consequences of any interruptions or errors.

9. Indemnification

You agree to indemnify, defend and hold harmless Sprint, its shareholders, officers, directors, employees, agents, corporate affiliates, successors and assigns, from and against any and all claims, losses, liabilities, damages or expenses including reasonable attorneys' fees and costs, of any nature whatsoever incurred or suffered by Sprint (collectively the "Losses"), in so far as such Losses (or actions in respect thereof) arise out of or are based on (i) any claim or threatened claim that our use of your name, titles, logos or trademarks infringes on the rights of any third party; (ii) the breach of any representation or warranty made by you herein; or (iii) or any claim related to the development, operation, maintenance or content of Your site. This section survives termination of this Agreement.

10. Acknowledgment

You acknowledge that you have read and understand this Agreement and agree to all its terms and conditions. You understand that we may at any time (directly or indirectly) solicit customer referrals on terms that may differ from those contained in this Agreement or operate web sites that are similar to or compete with Your web site. You have independently evaluated the desirability of participating in the Program and are not relying on any representation, guarantee, or statement other than as set forth in this Agreement.

11. Confidentiality

Each party will treat as confidential and not disclose to any third party and will not use for any purpose other than to carry out the purposes of this Agreement all information relating or concerning the other party, or any of our other Internet Sales Affiliates except to the extent that such information is generally known to the public through no fault of the disclosing party, or is obtained from a third party who is not under similar obligations of confidentiality, or which is required to be disclosed pursuant to court order or other legal process. This section survives termination of this Agreement.

12. Miscellaneous

This Agreement will be governed by and construed in accordance the substantive laws of the United States and the State of Kansas, without reference to rules governing choice of laws. The parties submit to the personal jurisdiction of the courts of the State of Kansas. You may not assign this Agreement, by operation of law or otherwise, without our prior written consent. Subject to that restriction, this Agreement will be binding on, inure to the benefit of, and be enforceable against the parties and their respective successors and assigns. Our failure to enforce your strict performance of any provision of this Agreement will not constitute a waiver of our right to subsequently enforce such provision or any other provision of this Agreement.

Each party will perform its obligations under this Agreement in a diligent, legal, ethical, and professional manner. All advertising and promotion by you and us must be completely factual. You and we will not use any business or advertising practice that may be injurious to the business of the other party. You and Sprint mutually, expressly, irrevocably, and unconditionally wiave trial by jury for nay proceedings arising out of, under, or in connection with this Agreement. This section survives termination of this Agreement.

This Agreement is the entire agreement between you and us as to the subject matter covered in this Agreement and supersedes any prior oral or written agreements, understandings or discussions as to the subject matter covered in this Agreement.